UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 14, 2012

CYCLONE POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54449 (Commission File Number)	26-0519058 (IRS Employer Identification No.)

601 NE 26th Court, Pompano Beach, Florida (Address of principal executive offices)	33064 (Zip Code)

Registrant’s telephone number, including area code: (954) 943-8721

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets

On February 14, 2012, Cyclone Power Technologies ("the Company") completed a transaction to acquire substantially all of the assets of Advent Power Systems, Inc. (“Advent”) subject to an acquisition agreement (the "Agreement") signed on December 20, 2011.  Assets acquired pursuant to the Agreement include a $1.4 million development contract with the U.S. Army.

Under the terms of the Agreement, Advent received 1.5 million shares of Cyclone common stock, of which 1.2 million shares are subject to a two-year leak-out, and up to 1.1 million shares are subject to forfeiture if there are any negative changes in value to the acquired assets over the next twelve months.  These shares are also being held in escrow pending the formal novation of the U.S. Army contract.

Advent’s CEO has received a 12 month consulting agreement, providing for a monthly retainer and a warrant to purchase 500,000 shares of the Company common stock for 5-years at a premium to the Company’s stock price as of the date of closing.  These warrants and the retainer are also subject to forfeiture if there are any negative changes in the value of the acquired assets within 12 months. The cash retainer does not commence until the U.S. Army contract novation process has been completed.

This 8-K is being amended to include Audited Financial Statements for Advent for the year ended December 31, 2011 and the unaudited Pro Forma Financial Information of the Company giving effect to the transaction described above.

ITEM 9.01   Financial Statements and Exhibits

(d)  Exhibits

99.1	Advent Power Systems, Inc. Audited Financial Statements for the year ended December 31, 2011

99.2	Unaudited Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 27, 2012	CYCLONE POWER TECHNOLOGIES, INC.

	By:	/s/ Harry Schoell
Harry Schoell
Chairman and CEO

Exhibit Index

Exhibit No.                            Description

99.1	Advent Power Systems, Inc. Audited Financial Statements for the year ended December 31, 2011

99.2	Unaudited Pro Forma Financial Information

3